EXHIBIT 10.5

                                                                  April 28, 1998

Ms. Deborah Richman
2373 Broadway, Apt. 923
New York, NY 10024

Dear Ms. Richman:

         I am very pleased to offer you a position at CyBear, Inc. (ACyBear@), a subsidiary of Andrx Corporation ("Andrx") which would include the following terms:

(1)      Position:         Executive Vice President - Business Development

(2)      Salary:           $160,000 annually

(3)      Stock Options:    100,000 shares of CyBear common stock having an
                           exercise price of $2.00 per share and vesting in four annual increments of 25,000 shares on each anniversary of the date of grant.

(4)     Signing Bonus:     $40,000, payable in increments of $10,000 (gross pay)
                           on the last day of each three month period after you join and remain at CyBear.

(5)     Benefits:          Anda maintains a 401(k) plan and group medical,
                           dental and life insurance plans for all of its full-time employees. As a member of our management team, you and your family will be entitled to immediately participate in our medical insurance plan and will receive certain other benefits.

(6)     Report Date:       As soon as possible.

           As we anticipate that your position will cause you to be traveling extensively, at least initially, we have no objection to your continued residence in New York. If we determine, however, that your position requires that you be based in our corporate office in Florida, we may request that you relocate. In such event, CyBear will be responsible for your reasonable relocation expenses.

         This offer of employment assumes that your employment by CyBear and the performance of your duties will not violate the terms of any non-compete, non-disclosure or other agreements to which you are a party. Moreover, as your position will give you access to information which Andrx keeps confidential, your execution of our standard Confidentiality and Non-Competition Agreement will be a condition of your employment.

         I am sure that you will find the environment here at Andrx both stimulating and rewarding and we look forward to your joining us. If you have any questions about this offer or the benefits package which Andrx provides, please contact Scott Lodin.

         If this offer is acceptable to you, so indicate by signing a copy of this letter where indicated below and returning that copy to me by either fax (at 305-792-1034) or by mail.

                                                              Sincerely,

                                                              Alan P. Cohen
                                                              Chairman and CEO

AGREED TO AND ACCEPTED ON
THIS __ DAY OF ______, 1998


____________________________
Deborah Richman